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                                                                   EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Chartwell Leisure Inc. (formerly National Lodging Corp.) of our report dated
February 20, 1996 relating to the financial statements of the Acquired Business as of and for each of the two years in the period ended January 31, 1995, which appears on page 8 of the Current Report on Form 8-K/A of Chartwell Leisure Inc. (formerly National Lodging Corp.) dated January 23, 1996, as amended, filed with the Securities and Exchange Commission on July 9, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.

                                          Price Waterhouse LLP


San Diego, California
February 12, 1997